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                                                                Exhibit 2.2

                                                                Execution Copy

                             SHARE OPTION AGREEMENT

         SHARE OPTION AGREEMENT, dated as of March 2, 1999, by and between Architel Systems Corporation, a Canadian corporation ("Company"), and Amdocs (Denmark) ApS., a Danish corporation ("Grantee").

                                    RECITALS

A. Amdocs Limited, a Guernsey corporation ("Amdocs"), Company, Grantee, a wholly owned subsidiary of Amdocs, and 3026191 Nova Scotia ULC, a Nova Scotia unlimited liability company and a wholly-owned subsidiary of Grantee, propose to enter into a Combination Agreement providing, among other things, for an arrangement (the "Arrangement") under section 192 of the Canada Business Corporations Act.

B. The Board of Directors of Grantee has approved the Combination Agreement, the Arrangement and this Agreement.

C. The Board of Directors of Company has approved the Combination Agreement, the Arrangement and this Agreement and has resolved to recommend approval of the Combination Agreement and the transactions contemplated thereby, including the Arrangement, by holders of common shares, without par value, of Company (the "Common Shares") and has concluded that the Combination Agreement, the Arrangement and this Agreement are in the best interests of the Company's shareholders.

D. As a condition and inducement to Grantee's willingness to enter into the Combination Agreement (and in consideration for Grantee causing its wholly-owned subsidiary, Amdocs Holdco, to enter into the Combination Agreement), Grantee has requested that Company agree, and Company has agreed, to grant Grantee the Share Option (as defined below).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Agreement, Company and Grantee agree as follows:

1. GRANT OF SHARE OPTION

         Company hereby grants to Grantee an irrevocable option (the "Share Option") to purchase for US$23.25 per share (the "Exercise Price") in cash up to 1,350,901 Common Shares (the "Shares"), provided, that in no event shall the number of Option Shares for which this Option is exercisable, when added to the number of Shares and Additional Shares subject to the option granted under the Voting and Option Agreement dated even date herewith between Company and certain of Company's shareholders exceed 19.9% of the number of Common Shares currently

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issued and outstanding. Notwithstanding the foregoing, if at any time that this
Share Option is exercisable pursuant to the terms and conditions of this Agreement an Acquisition Proposal has theretofore been made for a per Share value (such value to be determined as of the close of the market on the trading day immediately prior to the date of the Exercise Notice) below the Exercise Price, then the Exercise Price as to 1,000 shares (as such 1,000 shares may be adjusted pursuant to Section 5) will be adjusted to be 90% of such per Share value (it being understood that such adjusted Exercise Price will not apply as to any other Option Shares).

2. EXERCISE OF SHARE OPTION

    (a) Grantee may, subject to the provisions of this Section, exercise the Share Option, in whole or in part, at any time or from time to time, after the occurrence of a Trigger Event and prior to the Termination Date. "Trigger Event" means the occurrence of an event that will entitle Grantee to receive the Termination Fee contemplated by the second sentence of Section 9.4(a) of the Combination Agreement. "Termination Date" means the earliest to occur of (i) the Effective Time (as defined in the Combination Agreement); (ii) one year after the first occurrence of a Trigger Event; or (iii) the termination of the Combination Agreement (A) if, but only if, the Combination Agreement is terminated for reasons that are not directly or indirectly related to
         (x) the commencement of, or any person's direct or indirect indication of interest in making, an Acquisition Proposal (as defined in the Combination Agreement) or (y) the breach of any provision of Section
         4.4 or 4.11 thereof or (B) by Company pursuant to Section 9.1(b) thereof. Notwithstanding the occurrence of the Termination Date, Grantee shall be entitled to purchase Common Shares pursuant to any exercise of the Share Option if Grantee exercised the Share Option prior to the occurrence of the Termination Date.

    (b) Grantee may purchase Shares pursuant to the Share Option only if both of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the Shares issued by any federal, provincial or state court of competent jurisdiction in the United States or Canada is in effect at such time and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated at or prior to such time.

    (c) If Grantee wishes to exercise the Share Option, it shall do so by giving Company written notice to such effect (the "Exercise Notice"), specifying the number of Shares to be purchased and a place and closing date not earlier than one business day nor later than 10 business days from the date of the notice. If the closing cannot be consummated on such date because any condition to the purchase of Shares has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as Grantee may specify) after satisfaction of all such conditions and the cessation of all such restrictions.

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    (d)  At any closing, (i) Grantee shall make payment to Company of the aggregate purchase price for the Shares to be purchased by delivery to Company of a certified, cashier's or bank check payable to the order of Company or otherwise as mutually agreed and (ii) Company shall deliver to Grantee a certificate representing the purchased Shares, registered in the name of Grantee or its designee.

3. REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company hereby represents and warrants to Grantee as follows:

    (a) Company is a corporation duly organized, validly existing and in good standing under the laws of Canada. The execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby are within Company's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency, official, except for any filings required to be made under the HSR Act, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of Company or of any judgment, injunction, order or decree binding upon Company or any of its subsidiaries and will not require any consent, approval or notice under and will not conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or allow the acceleration of the performance of, any material obligation of Company or any of its subsidiaries under, or result in the creation of a lien, charge or encumbrance upon, any of the properties, assets or business of Company or any of its subsidiaries under any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or any of their respective assets or properties is subject or bound. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding agreement of Company.

    (b) Except for any filings required to be made under the HSR Act, Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Shares upon the exercise of the Share Option terminates, will have reserved for issuance, upon any exercise of the Share Option, the number of Shares subject to the Share Option (less the number of Shares previously issued upon any partial exercise of the Share Option). All of the Shares to be issued pursuant to the Share Option have been duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests. Shares issued upon exercise of the Share Option will not be subject to any preemptive or similar rights.

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    (c)  The Common Shares are registered pursuant to Section 12(g) of the 1934
         Act and are listed on the Nasdaq National Market ("Nasdaq") and The Toronto Stock Exchange (the "TSE"). The Company is a reporting issuer under the Securities Act (Ontario) and has been since at least June 1, 1996. Company has taken no action designed to cause, or likely to result in, the termination of the registration of the Common Shares under the Securities Exchange Act of 1934, as amended, or Company's reporting issuer status under the Securities Act (Ontario) or the delisting of the Common Shares from Nasdaq or the TSE, nor has Company received any notification that the Securities and Exchange Commission or the Canadian Securities Commissions or the National Association of Securities Dealers, Inc., or the TSE is contemplating the termination of such registration or listing.

    (d) The representations and warranties of Company contained in the Combination Agreement are true and correct.

4. REPRESENTATIONS AND WARRANTIES OF GRANTEE

         Grantee hereby represents and warrants to Company that the Share Option and any Shares acquired upon exercise of the Share Option will not be sold or otherwise disposed of by Grantee except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and applicable Canadian federal and provincial securities laws.

5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR MERGER

    (a) In the event of any change in Company's capital stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Share Option, and the Exercise Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Share Option the number and class of shares or other securities or property that Grantee would have received in respect of Common Shares if the Share Option had been exercised immediately prior to such event or the record date therefor, as applicable. Without limiting the parties' relative rights and obligations under the Combination Agreement, if any additional Common Shares are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section), the number of Common Shares subject to the Share Option will be adjusted so that, after such issuance, it equals 8.90% of the number of Common Shares then issued and outstanding, without giving affect to any shares subject to or issued pursuant to the Share Option.

    (b) Without limiting the parties' relative rights and obligations under the Combination Agreement, in the event that Company enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Company will not be the continuing or surviving corporation in such consolidation

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         or merger, to permit any person, other than Grantee or one of its subsidiaries, (ii) to merge into Company and Company will be the continuing or surviving corporation, but in connection with such merger, the Common Shares outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property, or the Common Shares outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or
         (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Share Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Common Shares if the Share Option had been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable and make any other necessary adjustments.

6. FURTHER ASSURANCES: REMEDIES

    (a) Company agrees to execute and deliver such other documents and instruments and take much further actions as may be necessary or appropriate or as Grantee may reasonably request in order to ensure that Grantee receives the full benefits of this Agreement, including the filing with the TSE and Nasdaq as soon as possible of all documents required in connection with the approval of the Share Option and the listing of the Shares. Prior to the Termination Date, Company will refrain from taking any action which would have the effect of preventing or disabling Company from delivering the Shares to Grantee upon any exercise of the Share Option, or from otherwise performing its obligations under this Agreement.

    (b) The parties agree that Grantee would be irreparably damaged if for any reason Company failed to issue any of the Shares (or other securities or property deliverable pursuant to Section 5) upon exercise of the Share Option or to perform any of its other obligations under this Agreement, and that Grantee would not have an adequate remedy at law for money damages in much event. Accordingly, Grantee shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Company. This provision is without prejudice to any other rights that Grantee may have against Company for any failure to perform its obligations under this Agreement.

7. HSR FILING; LISTING OF SHARES; NOTIFICATION OF RECORD DATES

    (a) Promptly after the date hereof, and from time to time thereafter, if necessary, Grantee and Company shall each file with the Federal Trade Commission and the

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         Antitrust Division of the United States Department of Justice (and, if
         requested by Grantee, under the Competition Act (Canada)) all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act (and, if applicable, the Competition Act (Canada)) to permit the purchase of the Shares pursuant hereto. Company agrees to use its commercially reasonable efforts to assist Grantee in satisfying the condition described in
         Section 2(b)(ii).

    (b) Company shall give Grantee at least 7 days' prior written notice before setting the record date for determining the holders of record of Common Shares entitled to notice of, or to vote on, any matter, to receive any dividend or distribution or to participate in any rights offering or other matter, or to receive any other benefit or right, with respect to Common Shares.

    (c) The Company will make application as soon as possible to the TSE and Nasdaq for the grant of the Share Option and the issuance of the Shares upon the exercise of the Share Option (and the listing of the Shares upon issuance).

8. REGISTRATION OF THE SHARES

    (a) If Grantee requests Company in writing to register under the Securities Act or file a prospectus under the securities acts of the provinces of Canada to qualify a sale of any of the Shares purchased by Grantee hereunder, Company will use its commercially reasonable efforts to cause the offering of the Shares so specified in such request to be registered or qualified as soon as practicable so as to permit the sale or other distribution by Grantee of the Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Grantee's request) a registration statement under the Securities Act and a preliminary prospectus under the securities acts of the provinces of Canada to effect such registration or qualification on an appropriate form, which would permit the sale of the Shares by Grantee in the manner specified by Grantee in its request. Company shall not be obligated to make effective more than one registration statement or prospectus pursuant to the foregoing sentence.

    (b) Company shall notify Grantee in writing not less than 10 days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8, F-8 or F-80) or a prospectus in Canada with respect to any Common Shares. If Grantee wishes to have any portion of its Shares included in such registration statement or prospectus, it shall advise Company in writing to that effect within two business days following receipt of such notice, and Company will thereupon include the number of Shares indicated by Grantee under such registration statement or prospectus.

    (c)  Any registration statement or prospectus prepared and filed under this
         Section 8 and any sale covered thereby, will be at Company's expense except for

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         underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto or as otherwise required by Canadian law. In connection with any registration pursuant to this Section 8, Company and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

9. TAX INDEMNIFICATION

         Grantee agrees to indemnify and save harmless Company and each of Company's directors, officers and employees (collectively, the "Company Indemnitees") from all taxes, interest or penalties for which Company or any of the Company Indemnitees may be assessed or held liable relating to or arising from the granting, exercise or expiry of the Share Option and any costs or expenses (including any reasonable legal or other professional fees and disbursements) incurred by any such party in connection with any claim, demand, proceeding for such taxes, interest or penalties. Without prejudice to any available rights of objection or appeal, Grantee agrees to pay to the relevant taxing authority when due any taxes, interest or penalties for which Amdocs, Grantee, Company or any of the Company Indemnitees is assessed relating to or arising from the granting, exercise or expiry of the Share Option.

10. MISCELLANEOUS

    (a) No Canadian Trade. Grantee and Company acknowledge that the grant of the Share Option is being made exclusively pursuant to an exemption from registration under the Securities Act of 1933, as amended and is not a trade which took place in Ontario or any other Canadian province for purposes of Canadian securities laws.

    (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

    (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery in person or by facsimile transmission, cable, telegram or telex (with copies by registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

         If to the Company to:

                           Architel Systems Corporation
                           190 Attwell Drive, Suite 300
                           Toronto, Ontario, Canada
                           M9W 6H8
                           Attention:  Anthony P. van Marken
                           Facsimile: (416) 674-4025

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         with a copy to:

                           Fasken Campbell Godfrey
                           Toronto Dominion Centre
                           Toronto Dominion Bank Tower
                           Suite 3600
                           Toronto Ontario
                           M5K 1N6
                           Attention:  Cathy Singer
                           Facsimile:  (416) 364-7813

         If to Grantee to it:

                           c/o Amdocs (UK) Limited
                           Grand Buildings
                           1-3 Strand
                           London WCZN 5EJ
                           United Kingdom
                           Facsimile:  44-171-930-2321

         with a copy to:

                           Reboul, MacMurrray, Hewitt, Maynard & Kristol 45 Rockefeller Plaza
                           New York, New York 10111
                           Attention: Robert A. Schwed
                           Facsimile: (212) 841-5725

         or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

    (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    (g) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

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    (h)  Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by Company, except by operation of law, but may be assigned by Grantee in whole or in part to any affiliate of Grantee.

    (i) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as otherwise provided herein.

    (j) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

    (k) Extension of Exercise Periods. The periods for exercise of certain rights under Section 2 hereof shall be extended in each such case at the request of Grantee to the extent necessary to avoid liability by Grantee under Section 16(b) of the Exchange Act by reason of such exercise.

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                  IN WITNESS WHEREOF, Company and Grantee have caused this
Agreement to be duly executed as of the day and year first above written.

                                                ARCHITEL SYSTEMS CORPORATION

                                                By: /s/ Roy Trivett
                                                    ----------------------------
                                                    Name: Roy Trivett
                                                    Title: Director

                                                AMDOCS (DENMARK) APS.

                                                By: /s/ Thomas O'Brien
                                                    ----------------------------
                                                    Name: Thomas O'Brien
                                                    Title: Director